Exhibit 99.1


                     GERON ANNOUNCES DIRECT EQUITY ISSUANCE


Menlo Park, CA - April 8, 2003 - Geron Corporation (Nasdaq: GERN) announced today that it has entered into an agreement to sell four million shares of Geron common stock to two investors at $4.60 per share, for gross proceeds of $18.4 million. In connection with the sale, the company issued warrants to purchase an additional 600,000 shares at $6.34 per share. Finally, the company holds an option to put an additional 400,000 shares to the investors, depending on performance of the stock. Total proceeds from the issuances could upon exercise amount to $24 million.

The shares were offered through a prospectus supplement to the company's effective universal shelf registration statement.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, outcome of clinical trials and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2002.

Contact:
Investor and Media Relations
David L. Greenwood
Geron Corporation
650-473-7765

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